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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2 )*

                                 HOT TOPIC, INC.
                              --------------------
                                (Name of Issuer)

                                  COMMON STOCK
                              ---------------------
                         (Title of Class of Securities)

                                   441339 10 8
                                -----------------
                                 (CUSIP Number)

                                DECEMBER 31, 1998
                            ------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_|      Rule 13d-1(b)

                  |X|      Rule 13d-1(c)

                  |_|      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

  CUSIP NO. 441339 10 8               13G                      PAGE 2 OF 6 PAGES
            -----------

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSONS (ENTITIES ONLY)

     PHILLIPS-SMITH SPECIALTY RETAIL GROUP III, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     STATE OF TEXAS
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           283,095
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         283,095
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     283,095
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.83%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

  CUSIP NO. 441339 10 8               13G                      PAGE 3 OF 6 PAGES
            -----------

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSONS (ENTITIES ONLY)

     CECE SMITH
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           8,433
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         8,433
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     8,433
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.17%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.
         (a)      Name of Issuer:  HOT TOPIC, INC.
         (b)      Address of Issuer's Principal Executive Offices:
                    3410 POMONA BLVD., POMONA, CA 91768
ITEM 2.
         (a)      Name of Person Filing:
                    PHILLIPS SMITH SPECIALTY RETAIL GROUP III, L.P.
                    CECE SMITH
         (b)      Address of Principal Business Office or, if none, Residence:
                    5080 SPECTRUM DRIVE, SUITE 805 WEST, ADDISON, TX 75001
         (c)      Citizenship:  STATE OF TEXAS (PHILLIPS-SMITH SPECIALTY RETAIL
                    GROUP III, L.P.) AND U.S. (CECE SMITH)
         (d)      Title of Class of Securities:  COMMON STOCK
         (e)      CUSIP Number:  441339 10 8

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TOSS.SS.240.13D-1(b), OR 240.13D-2
         (b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
         (a)      |_| Broker or Dealer registered under Section 15 of the Act
                      (15 U.S.C. 78o);
         (b)      |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c);
         (c)      |_| Insurance company as defined in section 3(a)19) of the Act
                      (15 U.S.C. 78c);
         (d)      |_| An investment company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8);
         (e)      |_| An investment adviser in accordance with ss.240.13d-1(b)
                      (1)(ii)(F);
         (f)      |_| An employee benefit plan or endowment fund in accordance
                      with ss.240.13d-1(b)(1)(ii)(F);
         (g)      |_| A parent holding company or control person in accordance
                      with ss.240.13d-1(b)(ii)(G);
         (h)      |_| A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);
         (i)      |_| A church plan that is excluded from the definition of an
                      investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j)      |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)


ITEM 4.  OWNERSHIP
         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount Beneficially Owned:
                                                                                SHARES       OPTIONS
                                                                                -------      -------
                      PHILLIPS-SMITH SPECIALTY RETAIL GROUP III, L.P.           281,021       2,074
                      CECE SMITH                                                  8,433         -0-
         (b)      Percent of Class:
                      PHILLIPS-SMITH SPECIALTY RETAIL GROUP III, L.P.              5.83%
                      CECE SMITH                                                   0.17%
         (c)      Number of shares as to which such person has:
                  (i)      Sole power to vote or to direct the vote:
                               PHILLIPS-SMITH SPECIALTY RETAIL GROUP III, L.P.  281,021
                               CECE SMITH                                         8,433
                  (ii)     Shared power to vote or to direct the vote:
                               PHILLIPS-SMITH SPECIALTY RETAIL GROUP III, L.P.      -0-
                               CECE SMITH                                           -0-
                  (iii)    Sole power to dispose or to direct the disposition
                           of:
                               PHILLIPS-SMITH SPECIALTY RETAIL GROUP III, L.P.  281,021
                               CECE SMITH                                         8,433
                  (iv)     Shared power to dispose or to direct the disposition
                           of:
                               PHILLIPS-SMITH SPECIALTY RETAIL GROUP III, L.P.      -0-
                               CECE SMITH                                           -0-

INSTRUCTION: For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d-3(d)(1).

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

INSTRUCTION:  Dissolution of a group requires a response to this item.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON: NOT APPLICABLE
         If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

ITEM 7.  IDENTIFICATION  AND  CLASSIFICATION  OF THE  SUBSIDIARY  WHICH
         ACQUIRED THE SECURITY  BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
         NOT APPLICABLE
         If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:  NOT
         APPLICABLE
         If a group has filed this schedule pursuant to ss.240.13d-1(b)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP:  NOT APPLICABLE
         Notice of a dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

ITEM 10. CERTIFICATION

         (a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                     February 10, 1999
                                             -----------------------------------
                                                          Date

         PHILLIPS-SMITH SPECIALTY RETAIL GROUP III, L.P.

         By:  Its General Partner
         Phillips-Smith Management Company



         By:    /s/ Cece Smith                       /s/ Cece Smith
            ---------------------------           ------------------------------
                General Partner                   Signature
                                                     Cece Smith
                                                  ------------------------------

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)